Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO
Neogen Corporation, 517/372-9200

Neogen reports third quarter results

LANSING, Mich., March 22, 2018 — Neogen Corporation (NASDAQ: NEOG) announced today that its revenues for the third quarter of its 2018 fiscal year, which ended Feb. 28, increased 8% to $95,892,000, from the previous year’s third quarter revenues of $88,385,000. Current year-to-date revenues were $292,965,000, up 12% compared to $262,747,000 for the same period a year ago.

Third quarter net income was $16,586,000, an increase of 61% compared to the prior year’s $10,287,000. Adjusted for a 4-for-3 stock split effective Dec. 29, 2017, earnings per share in the current quarter were $0.32, compared to $0.20 a year ago. In the current quarter, Neogen benefitted from corporate tax rate reform enacted in December 2017, which resulted in an effective tax rate of 4% for the quarter, compared to 34% in the prior year. Current year-to-date net income was $45,600,000, or $0.88 per share after being adjusted for the split, compared to $31,320,000, or an adjusted $0.61 per share, for the same period a year ago.

“We are pleased to report solid third quarter performance, in which we continued to integrate recent complementary acquisitions while keeping our focus on sales growth,” said James Herbert, Neogen’s executive chairman. “In addition, during the quarter, Neogen benefitted from Washington’s long-discussed reduction of the corporate tax rate. These tax savings will allow us to continue to aggressively pursue our proven growth strategies.”

The third quarter was the 104th of the past 109 quarters that Neogen reported revenue increases as compared with the previous year — a record spanning over 27 years.

“We were generally pleased with our performance in the quarter, especially considering that we were facing a difficult comparison with last year’s third quarter. The prior year’s quarter featured strong sales of mycotoxin test kits due to an outbreak of DON in crops in the U.S. and Europe, and sales of a disinfectant product line that we no longer offer,” said John Adent, Neogen’s president and chief executive officer. “The current quarter had revenue increases in core product lines across our food and animal market segments, including strong growth in our global agricultural genomics services.”

Neogen’s gross margin was 47.5% of sales in the third quarter of the current year, compared to 46.3% in the same quarter of the prior fiscal year, positively impacted by cost improvements in its genomics service business and favorable product mix in its animal safety product lines. Expressed as a percentage of sales, operating income was 16.6% for the current quarter, compared to 16.2% in the third quarter of the 2017 fiscal year.

“We were able to increase our operating income 11% in the current quarter on 8% growth in revenues,” said Steve Quinlan, Neogen’s chief financial officer. “We continue to invest in infrastructure to position the company to capitalize on our growth opportunities.”

Revenues for the company’s Food Safety segment increased 11% during the third quarter compared to the prior year quarter. Sales of Neogen’s rapid diagnostics to detect food allergens, including gluten, milk, soy and peanuts, increased 14% in the current quarter. Sales of the company’s general sanitation products increased 18% in the third quarter of the 2018 fiscal year, compared to the prior year quarter, and sales of its foodborne pathogen detection tests increased 22% — including a 43% increase in sales of tests to detect Listeria.

Included in the Food Safety segment’s current third quarter results was a 29% increase in sales of test kits to detect drug residues in milk. In February, Neogen launched BetaStar® Advanced tests for beta-lactam and tetracycline antibiotics in milk. The new tests were developed for the U.S. market, and designed to be performed with Neogen’s new Raptor® testing platform. Raptor allows testers to easily perform up to nine tests at once. The Raptor platform is also designed to work with other Neogen tests.

In the current quarter, revenues from international sources increased to 39% of total revenues, compared to 36% in the prior year quarter. Overall, international sales for the quarter increased 17% over the prior year, aided by acquisitions. For the current quarter, Neogen Europe’s revenues rose 15% in U.S. dollars, aided by growth in genomics services, Lab M sales rose 20% as its products have been increasingly integrated into the company’s distribution channels, Mexico-based Neogen Latinoamerica’s sales increased 19% and Neogen China’s revenues increased 28%, each on broad-based increases across its product offerings.

Neogen’s Animal Safety segment reported a revenue increase for the third quarter of 6%, led by growth in genomics business, an 11% increase in its rodent control product lines, a 19% increase in sales of drug detection products, a 14% increase in sales of detectable needles, and a 26% increase in sales of its animal care line of products, which includes animal wound care products, vitamin injectables, and supplements. These gains overcame lower sales of cleaners and disinfectants, which resulted from the termination of a distribution agreement in the prior year.

Neogen’s worldwide animal genomics business recorded a broad-based increase of 25% in the third quarter of fiscal 2018 compared to the prior year. This increase was aided in part by the September 2017 acquisition of the Neogen Australasia genomics laboratory in Australia, but was driven more significantly by increases in revenues from genomic testing of beef and dairy cattle, swine, poultry, and companion animals at our previously existing locations.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION

UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28		Nine months ended Feb. 28
	2018	2017	2018	2017
Revenue
Food Safety	$47,645	$42,949	$143,940	$123,067
Animal Safety	48,247	45,436	149,025	139,680

Total revenue	95,892	88,385	292,965	262,747
Cost of sales	50,371	47,505	152,302	137,797

Gross margin	45,521	40,880	140,663	124,950
Operating expenses
Sales & marketing	17,492	15,340	52,331	45,824
Administrative	9,280	8,548	29,096	25,094
Research & development	2,836	2,641	8,901	8,087

Total operating expenses	29,608	26,529	90,328	79,005

Operating income	15,913	14,351	50,335	45,945
Other income	1,368	1,376	3,235	1,788

Income before tax	17,281	15,727	53,570	47,733
Income tax	700	5,350	7,900	16,250

Net income	$16,581	$10,377	$45,670	$31,483
Net (income) attributable to non-controlling interest	5	(90)	(70)	(163)

Net income attributable to Neogen Corp	$16,586	$10,287	$45,600	$31,320
Net income attributable to Neogen Corp per diluted share (1)	$0.32	$0.20	$0.88	$0.61

Other information:
Shares to calculate per share (1)	52,237	51,379	52,014	51,161
Depreciation & amortization	$4,411	$3,653	$12,681	$10,691
Interest income	524	271	1,322	690
Gross margin (% of sales)	47.5%	46.3%	48.0%	47.6%
Operating income (% of sales)	16.6%	16.2%	17.2%	17.5%
Revenue increase vs. FY 2017	8.5%		11.5%
Net income increase vs. FY 2017	61.2%		45.6%

(1)	Reflects effect of Dec. 29, 2017, 4-for-3 stock split

NEOGEN CORPORATION

SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28	May 31
	2018	2017
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$192,155	$143,635
Accounts receivable	73,209	68,576
Inventory	77,506	73,144
Other current assets	9,334	7,606

Total current assets	352,204	292,961
Property & equipment, net	72,514	61,748
Goodwill & other assets	170,883	173,700

Total assets	$595,601	$528,409

Liabilities & Equity
Current liabilities	$37,293	$36,002
Long-term liabilities	16,373	20,650
Equity: Shares outstanding 51,583 in Feb. & 50,932 in May (1)	541,935	471,757

Total liabilities & equity	$595,601	$528,409

(1)	Reflects effect of Dec. 29, 2017, 4-for-3 stock split

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